Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., July 26, 2006–Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today financial results for its second quarter ended June 30, 2006.

Net income for the quarter increased 40.2% to $855,000 ($0.22 per fully diluted share) from $610,000 ($0.16 per fully diluted share) for the comparable period in 2005, while net income for the first half of 2006 increased 34.9% to $1,358,000 ($0.35 per fully diluted share) from $1,007,000 ($0.26 per fully diluted share) for the comparable period in 2005.

Revenues for the second quarter were $3,406,000, a 34.9% increase from $2,524,000 for the comparable period in fiscal 2005, while revenues for the first half of 2006 were $5,995,000, a 28.9% increase from $4,651,000 for the comparable period a year ago. Revenue from royalty income increased 19.3% to $2,508,000 from $2,102,000 in the second quarter of 2005 and increased 23.3% to $4,684,000 from $3,799,000 in the first half of 2005 and reflects the continuing success that ISS’s North American distributor, Econolite Control Products, Inc., is having selling the company’s Autoscope products in the United States. International sales for the second quarter of 2006 increased 112.8% to $898,000 from $422,000 for the comparable quarter in 2005 and increased 53.9% to $1,311,000 in the first half of fiscal 2006 from $852,000 in the comparable period of 2005. The significant increases in both the second quarter and first half of 2006 were due to two large sales to an Asian distributor in the second quarter. Operating expenses for the quarter were $1,873,000, a 34.7% increase from $1,391,000 in 2005 while operating expenses for the first half of fiscal 2006 increased 33.1% to $3,539,000 from $2,659,000 in fiscal 2005.

Jim Murdakes, Chairman and CEO said, “Our international sales for the second quarter more than made up for a flat first quarter mainly due to recent success in the Asian market. Royalty income from our North American partner, Econolite Control Products, Inc., continues to grow in parallel with their increased sales of our Autoscope products and is now 23.3% ahead of last year. Operating expenses have increased as planned as we added technical personnel and infrastructure in the first half of 2006 to support our current and planned growth in revenue and technology advancements.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement:   Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2005.

Image Sensing Systems, Inc.
Condensed Statement of Income
(in thousands, except per share information):

	Three-Month Periods Ended June 30		Six-Month Periods Ended June 30
	2006	2005	2006	2005
Revenue
Royalty income	$2,508	$2,102	$4,684	$3,799
International sales	898	422	1,311	852

	3,406	2,524	5,995	4,651
Cost of revenue
Royalty expense	116	90	219	170
Cost of sales	368	148	545	331

	484	238	764	501

Gross profit	2,922	2,286	5,231	4,150
Operating expenses
Selling, marketing and product support	792	660	1,414	1,325
General and administrative	571	386	1,133	706
Research and development	510	345	992	628

	1,873	1,391	3,539	2,659

Income from operations	1,049	895	1,692	1,491
Other income	125	62	222	106

Income before income taxes	1,174	957	1,914	1,597
Income taxes	319	347	556	590

Net income	$855	$610	$1,358	$1,007

Net income per common share
Basic	$0.23	$0.17	$0.37	$0.28
Diluted	$0.22	$0.16	$0.35	$0.26

Weighted average shares outstanding
Basic	3,717	3,569	3,711	3,556
Diluted	3,922	3,868	3,907	3,876

Image Sensing Systems, Inc.
Condensed Balance Sheet
(in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$9,661	$9,006
Investments	4,100	2,300
Receivables	2,442	3,514
Inventories	358	312
Prepaid expenses and deferred taxes	176	118

	16,737	15,250
Property and equipment, net	516	329
Goodwill and capitalized software development costs, net	1,083	1,212

	$18,336	$16,791

Liabilities and Shareowners’ Equity
Current liabilities
Accounts payable and accrued expenses	$835	$923
Income taxes payable	174	94

	1,009	1,017
Deferred income taxes	52	52
Shareholders’ equity	17,275	15,722

	$18,336	$16,791

Image Sensing Systems, Inc.
Condensed Statement of Cash Flows
(in thousands)

	Six Month Periods Ended June 30
	2006	2005
Operating activities
Net income	$1,358	$1,007
Adjustments to reconcile net income to net cash provided by
operations
Depreciation and amortization	195	182
Changes in operating assets and liabilities	1,096	(598)

Net cash provided by operating activities	2,649	591

Investing activities
Purchase of property and equipment	(253)	(93)
Sale (purchase) of short-term investments	(1,800)	2,550

Net cash provided by (used in) investing activities	(2,053)	2,457

Financing activity – proceeds from exercise of stock options	59	72

Increase in cash and cash equivalents	655	3,120
Cash and cash equivalents, beginning of period	9,006	1,262

Cash and cash equivalents, end of period	$9,661	$4,382

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